Exhibit 4.5
THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF OR ENCUMBERED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS, AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE ACT OR SUCH LAWS.
WARRANT TO PURCHASE ORDINARY SHARES OF
CBAYSYSTEMS HOLDINGS LIMITED
Void after March 19, 2012

Warrant No.: 1	Number of Ordinary Shares: 366,695
     This certifies that Oosterveld International BV, having his principal place of business at Javalaan 107, 5631 DB Eindhoven, The Netherlands (the “Initial Holder”), for value received, is entitled to purchase, subject to the terms and conditions of this warrant (this “Warrant”), from CBaySystems Holdings Limited, a British Virgin Islands company (the “Company”) having its principal place of business at 2661 Riva Road, Building 1000, Fifth Floor, Annapolis, Maryland 21401, an aggregate of 366,695 ordinary shares of the Company (the “Warrant Shares”), par value $0.10 per ordinary share, at a price per ordinary share of £0.70 (the “Exercise Price”).
     This Warrant shall be exercisable, in whole or in part, at any time or from time to time during the term commencing on the date of issuance hereof (such date being referred to herein as the “Initial Exercise Date”) up to and including 5:00 p.m. (New York time) on the three (3) year anniversary of the date hereof (such date being referred to herein as the “Expiration Date”), upon surrender to the Company at its principal office (or such other location as the Company may advise the Holder (as defined in Section 9) in writing) of this Warrant properly endorsed with (i) the Exercise Form attached hereto duly completed and executed and (ii) payment pursuant to Section 4 of the aggregate Exercise Price for the number of Warrant Shares for which this Warrant is being exercised determined in accordance with the provisions hereof. The Exercise Price and the number of Warrant Shares purchasable hereunder are subject to further adjustment as provided in Section 6 of this Warrant.
     1. Exercise. Provided that the Holder holds at least one (1) ordinary share of the Company (as reflected in the Company’s register of members), this Warrant is exercisable at the option of the Holder of record hereof at any time or from time to time on or after the Initial Exercise Date up to the Expiration Date, for all or any part of the Warrant Shares (but not for a fraction of a Warrant Share) which may be purchased hereunder. The Company agrees that the ordinary shares of the Company purchased under this Warrant shall be and are deemed to be issued to the Holder hereof as the record owner of such shares as of the close of business on the date on which (i) this Warrant shall have been surrendered, properly endorsed, (ii) the Exercise Form shall have been properly completed, executed and delivered, (iii) payment shall have been made for such shares, and (iv) the Company’s register of members shall have been updated to reflect the issuance.
     2. Issuance of Certificates. Certificates for the ordinary shares of the Company so purchased, together with any other securities or property to which the Holder hereof is entitled upon such exercise, shall be delivered to the Holder hereof by the Company at the Company’s expense as soon as practicable, and in any event within five (5) days after the rights represented by this Warrant have been so exercised. Each certificate so delivered shall be in such denominations of the Warrant Shares as may be requested by the Holder hereof and shall be registered in the name of such Holder. Each certificate for ordinary shares of the Company initially issued upon the exercise of this Warrant, and each certificate for ordinary shares of the Company issued to any transferee of any such certificate, unless such ordinary shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), or resold pursuant to an exemption from the registration requirements of the Securities Act in a transaction that results in such ordinary shares of the Company no longer being “restricted securities” (as defined under Rule 144 of the Securities Act), shall be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required by the blue sky laws of any state to the extent such laws are applicable to the ordinary shares of the Company represented by the certificate so legended):
     “THE ORDINARY SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF OR ENCUMBERED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS, AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE ACT OR SUCH LAWS.”
     3. Acknowledgement. In case of a purchase of less than all the Warrant Shares, the Company shall execute and deliver to the Holder as soon as practicable, and in any event within five (5) days, an Acknowledgement in the form attached hereto indicating the number of Warrant Shares which remain subject to this Warrant, if any.
     4. Payment for Shares. The aggregate purchase price for Warrant Shares being purchased hereunder may be paid by cash or wire transfer of immediately available funds to an account designated in writing by the Company to the Holder.
     5. Shares to be Fully Paid; Reservation of Shares. The Company covenants and agrees that all ordinary shares of the Company which may be issued upon the exercise of the rights represented by this Warrant in accordance with this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any member of the Company and free and clear of all taxes, liens and charges with respect to the issue thereof. Notwithstanding the preceding sentence, the Company shall not be required to pay any stamp or other tax or governmental charge required to be paid in connection with any transfer involved in the issue of the ordinary shares of the Company to be acquired by the Holder upon the exercise of this Warrant, and in the event that any such transfer is involved, the Company shall not be required to issue or deliver any ordinary shares of the Company until such tax or other charge shall have been paid or it has been established to the Company’s satisfaction that no such tax or other charge is due. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the rights evidenced by this Warrant, a sufficient number of authorized but unissued ordinary shares of the Company, or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant in full.
     6. Adjustment of Exercise Price and Number of Shares. The number of ordinary shares of the Company issuable upon the exercise of this Warrant and the Exercise Price hereunder shall be subject to adjustment from time to time upon the happening of certain events, as follows:
          6.1 Dividends or Distributions of Ordinary Shares; Stock Splits or Combinations. If the Company shall at any time or from time to time after the date hereof (x) make or issue, or fix a record date for the determination of members entitled to receive, a dividend or other distribution on the ordinary shares of the Company payable in additional ordinary shares of the Company, (y) subdivide the outstanding ordinary shares of the Company, or (z) combine the outstanding ordinary shares of the Company, then and in each such event:
          (a) the number of Warrant Shares issuable hereunder upon exercise of this Warrant then in effect shall be adjusted to equal, as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, the number of Warrant Shares that the Holder would have held immediately after the occurrence of such event (or the record date therefor) if the Holder had exercised this Warrant for ordinary shares of the Company immediately prior to the occurrence of such event (or the record date therefor); and
          (b) the Exercise Price shall be adjusted to be equal, as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, to the Exercise Price hereunder then in effect multiplied by a fraction: (i) the numerator of which shall be the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to the adjustment in Section 6.1(a) and (ii) the denominator of which shall be the number of Warrant Shares issuable upon exercise of this Warrant immediately after the adjustment in Section 6.1(a).
          6.2 Dividends or Distributions of Other Securities. If the Company shall at any time or from time to time after the date hereof make or issue, or fix a record date for the determination of members entitled to receive, a dividend or other distribution on the ordinary shares of the Company payable in securities of the Company other than ordinary shares and other than as otherwise adjusted in this Section 6, then and in each such event the Holder shall be entitled to receive upon the exercise of this Warrant, in addition to the number of ordinary shares of the Company receivable thereupon, the kind and amount of such other securities receivable upon such dividend or distribution to which a holder of the number of ordinary shares of the Company (or any shares of stock or other securities which may be) issuable upon the exercise of this Warrant would have received if this Warrant had been exercised immediately prior to such dividend or distribution, all subject to further adjustment as provided herein.
          6.3 Reclassification or Reorganization. If the ordinary shares of the Company issuable upon the exercise of this Warrant shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for in Section 6.1 or 6.2 above, or a reorganization, merger, consolidation or sale of assets provided for in Section 6.4 below), then and in each such event the Holder shall be entitled to receive upon the exercise of this Warrant the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, to which a holder of the number of ordinary shares of the Company (or any shares of stock or other securities which may be) issuable upon the exercise of this Warrant would have received if this Warrant had been exercised immediately prior to such reorganization, reclassification or other change, all subject to further adjustment as provided herein.
          6.4 Merger, Consolidation or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the ordinary shares of the Company (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 6) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company’s assets and properties to any other person or entity, then as a part of such reorganization, merger, consolidation or sale, the Holder shall thereafter be entitled to receive upon the exercise of this Warrant, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such reorganization, merger, consolidation or sale, to which a holder of the number of ordinary shares of the Company (or any shares of stock or other securities which may be) issuable upon the exercise of this Warrant would have received if this Warrant had been exercised immediately prior to such reorganization, merger, consolidation or sale.
          6.5 Notice of Adjustment and Record Dates. The Company shall promptly notify the Holder in writing of each adjustment or readjustment of the exercise price hereunder and the number of shares of Common Stock issuable upon the exercise of this Warrant. Such notice shall state the adjustment or readjustment and show in reasonable detail the facts on which that adjustment or readjustment is based. In the event of any taking by the Company of a record of the holders of Common Stock for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the Company shall notify the Holder in writing of such record date at least ten (10) days prior to the date specified therein.

     7. Representations and Warranties of each Holder. Each Holder hereby represents and warrants to the Company that:
          7.1 Authorization. The Holder has full power and authority to enter into this Warrant. This Warrant has been duly executed and delivered by the Holder and constitutes a valid and legally binding obligation of the Holder, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.
          7.2 Purchase Entirely for Own Account. The Holder hereby confirms that this Warrant and the ordinary shares of the Company to be acquired by the Holder upon the exercise of this Warrant will be acquired for investment for the Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Warrant, the Holder further represents that the Holder does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to this Warrant or any of the ordinary shares of the Company to be acquired by the Holder upon the exercise of this Warrant. The Holder has not been formed for the specific purpose of acquiring this Warrant or any of the ordinary shares of the Company to be acquired by the Holder upon the exercise of this Warrant.
          7.3 Knowledge. The Holder is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire this Warrant and ordinary shares of the Company to be acquired by the Holder upon the exercise of this Warrant.
          7.4 Restricted Securities. The Holder understands that this Warrant and the ordinary shares of the Company to be acquired by the Holder upon the exercise of this Warrant have not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Holder’s representations as expressed herein. The Holder understands that this Warrant and the ordinary shares of the Company to be acquired by the Holder upon the exercise of this Warrant are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Holder must hold this Warrant and the ordinary shares of the Company to be acquired by the Holder upon the exercise of this Warrant indefinitely unless they are registered with the United States Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Holder acknowledges that the Company has no obligation to register or qualify this Warrant and the ordinary shares of the Company to be acquired by the Holder upon the exercise of this Warrant for resale. The Holder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for this Warrant and the ordinary shares of the Company to be acquired by the Holder upon the exercise of this Warrant, and on requirements relating to the Company which are outside of the Holder’s control, and which the Company is under no obligation and may not be able to satisfy.
          7.5 Accredited Investor. The Holder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
          7.6 No Conflicts. Neither the execution, delivery or performance of this Warrant by the Holder nor the consummation by the Holder of the transactions contemplated hereby (i) requires any consent, approval, authorization or other order of or registration or filing with, any court or governmental agency or body having jurisdiction over the Holder, (ii) conflicts or will conflict with or constitutes or will constitute a breach of, or a default under, (A) the memorandum of association or certificate or articles of incorporation or by-laws, or other organizational documents, of the Holder or (B) any material agreement, indenture, lease or other instrument to which the Holder is a party or by which the Holder or any of the Holder’s properties may be bound, (iii) violates or will violate any statute, law, regulation or filing or judgment, injunction, order or decree applicable to the Holder or any of the Holder’s properties, or (iv) will result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Holder pursuant to the terms of any agreement or instrument to which the Holder is a party or by which the Holder may be bound or to which any of the Holder’s properties or assets is subject.
          7.7 No Brokers. All negotiations relative to this Warrant and the transactions contemplated hereby have been carried out by the Holder directly with the Company or another Holder without the intervention of any person or entity on behalf of the Holder in such manner as to give rise to any valid claim by any person or entity against the Company for a finder’s fee, brokerage commission or similar payment.
          7.8 Foreign Investors. If the Holder is not a United States person (as defined by Rule 902(k) under the Securities Act), such Holder hereby represents that such Holder has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to acquire this Warrant or subscribe for the ordinary shares of the Company to be acquired by the Holder upon the exercise of this Warrant or any use of this Warrant, including (i) the legal requirements within its jurisdiction for the purchase the ordinary shares of the Company to be acquired by the Holder upon the exercise of this Warrant, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of this Warrant or the ordinary shares of the Company to be acquired by the Holder upon the exercise of this Warrant. Such Holder’s acquisition of this Warrant and subscription and payment for, and such Holder’s continued beneficial ownership of the ordinary shares of the Company to be acquired by the Holder upon the exercise of this Warrant will not violate any applicable securities or other laws of such Holder’s jurisdiction.
     8. Rights of the Holder. This Warrant does not entitle the Holder to any voting rights or any other rights as a member of the Company prior to the date of exercise hereof.

     9. Transfer; Assignment. Neither this Warrant nor any legal, economic or beneficial interest in this Warrant shall be transferred by way of sale, exchange, conversion, assignment, pledge, gift or other disposition or transfer (all of which acts shall be deemed included in the term “transfer” as used in this Agreement) by the Initial Holder or any subsequent assignee (each, a “Holder”) to any person or entity, unless such transfer is in compliance with all applicable United States federal and state securities laws by the transferor and the transferee (including the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, if such are requested by the Company). Any attempt by the Initial Holder or any subsequent Holder to transfer this Warrant, any rights, interests or obligations hereunder in violation of this Section 9 shall be null and void. Subject to the preceding sentences, this Warrant shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective transferees, successors and assigns.
     10. Company Calculation. The Company shall be responsible for making all calculations called for hereunder. These calculations include, but are not limited to, the Exercise Price and the number of ordinary shares of the Company to be issued upon exercise of this Warrant. The Company shall make all these calculations in good faith and, absent manifest error, the Company’s calculations shall be final and binding on the Holder.
     11. Loss, Theft, Destruction or Mutilation of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue and deliver in substitution for and upon cancellation of the mutilated Warrant, or in substitution for the Warrant lost, stolen or destroyed, a new warrant or warrants of like tenor and representing an equivalent right or interest, but only upon, in the case of a lost, stolen or destroyed certificate, receipt of evidence satisfactory to the Company of such loss, theft or destruction. If required by the Company, the Holder shall furnish an indemnity bond sufficient to protect the Company from any out-of-pocket loss which it may suffer if a Warrant is replaced. The Company may charge the Holder for its reasonable expenses in replacing a Warrant.
     12. Modification and Waiver. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the Company and the Holder.
     13. Notices. All notices and other communications permitted or required to be given under this Warrant shall be in writing and shall be deemed given: (a) if sent by registered or certified mail, return receipt requested and postage prepaid, upon receipt; (b) if sent by facsimile, when transmitted and receipt is confirmed; and (c) if otherwise actually personally delivered, when delivered, provided that such notices and other communications are sent or delivered to:
if to the Company, to:
CBaySystems Holdings Limited
2661 Riva Road
Building 1000, Fifth Floor
Annapolis, Maryland 21401

Facsimile: (410) 266-9409
Attention: Robert Aquilina, Chairman
with an additional copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
1999 Avenue of the Stars
29th Floor
Los Angeles, California 90067
Facsimile: (310) 407-7502
Attention: Daniel Clivner, Esq.
if to the Holder, to:
Jan Oosterveld
Javalaan 107
5631 DB Eindhoven
The Netherlands
Facsimile:
Each party may change the name of its representatives to whom (and/or the address to which) notices should be directed, provided that such party complies with the provisions of this Section 13 regarding the methods for providing such notice and other communications.
     14. No Third Party Beneficiaries. Nothing in this Warrant expressed and nothing that may be implied from any of the provisions of this is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy, or claim under or by reason of this Warrant or of any covenant, condition, stipulation, promise, or agreement of this Warrant. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant shall be for the sole and exclusive benefit of the parties hereto and their respective transferees, successors and assigns.
     15. Saturdays, Sundays, Holidays etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding day that is a Business Day. As used herein, the term “Business Day” shall refer to any day except Saturday, Sunday and any day which shall be (i) a legal holiday or (ii) a day on which banking institutions are authorized or required by law or other governmental action to close in New York City, New York.
     16. Titles and Subtitles; Governing Law; Venue. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant. This Warrant is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the Company and the Holder. All disputes and controversies arising out of or in connection with this Warrant shall be resolved exclusively by the state and federal courts located in the State of Delaware, and each of the Company and the Holder hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.
     17. Counterparts; Facsimile. This Warrant may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. This Warrant or any counterpart may be executed via facsimile transmission, and any such executed facsimile copy shall be treated as an original.
     18. Severability. If any term, provision, covenant or restriction of this Warrant is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Warrant shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
[Remainder of Page Intentionally Blank]

     IN WITNESS WHEREOF, the Company and the Initial Holder have caused this Warrant to be duly executed by their officers, thereunto duly authorized as of this 19th day of March, 2009.

OOSTERVELD INTERNATIONAL BV
By:	/s/ J. P. Oosterveld
	Name:	J. P. Oosterveld
	Title:	President

CBAYSYSTEMS HOLDINGS LIMITED
By:	/s/ Authorized Signatory
Name:
Title: Authorized Signatory

[Signature Page to Warrant]